                                                             +----------------+
                                 UNITED STATES               |  OMB APPROVAL  |
                      SECURITIES AND EXCHANGE COMMISSION     +----------------+
                            Washington, D.C. 20549           |   OMB Number:  |
                                                             |    3235-0058   |
                                  FORM 12b-25                |     Expires:   |
                                                             |January 31, 2002|
                          NOTIFICATION OF LATE FILING        |    Estimated   |
                                                             | average burden |
(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K    |    hours per   |
             [ ] Form 10-Q  [ ] Form N-SAR                   | response..2.50 |
                                                             +----------------+
For Period Ended: December 31, 1999                          +----------------+
                                                             |  SEC File No.  |
                [ ] Transition Report on Form 10-K           |                |
                [ ] Transition Report on Form 20-F           |   000-17672    |
                [ ] Transition Report on Form 11-K           +----------------+
                [ ] Transition Report on Form 10-Q           +----------------+
                [ ] Transition Report on Form N-SAR          |    CUSIP No.   |
                                                             |                |
For the Transition Period Ended: ____________________________+----------------+

[ Read Instruction (on back page) Before Preparing Form. Please Print or Type  ]
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrant

Tower Park Marina Investors, LP, a California Limited Partnership
--------------------------------------------------------------------------------
Former Name if Applicable

PS Marina Investors 1, a California Limited Partnership
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

16633 Ventura Blvd., 6th Floor
--------------------------------------------------------------------------------
City, State and Zip Code

Encino, CA 91436
--------------------------------------------------------------------------------
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
    | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
[X] |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
    | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                               (Attach Extra Sheets if Needed)



Additional time required to complete audit.